Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
January 25, 2011	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Earnings

for the Fourth Quarter and Year of 2010

WASHINGTON, D.C. and CHARLESTON, WV—United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the fourth quarter and the year of 2010. Earnings for the fourth quarter of 2010 were $19.3 million or $0.44 per diluted share while earnings for year of 2010 were $71.9 million or $1.65 per diluted share.

Fourth quarter of 2010 results produced a return on average assets of 1.03% and a return on average equity of 9.64%. For the year of 2010, United’s return on average assets was 0.95% while the return on average equity was 9.19%. These returns compare very favorably to United’s most recently reported Federal Reserve peer group’s (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.39% and average return on equity of 2.48% for the first nine months of 2010.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.7% at December 31, 2010 while its estimated Tier I capital and leverage ratios are 12.3% and 9.9%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

“The year 2010 was a successful year for our company in many ways,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “Given the economic environment, United’s financial results for 2010 were strong. United’s income before income taxes was $104.4 million for the year of 2010 while many banking companies struggled to remain profitable. The dividend of $1.20 per share for 2010 represented the thirty-seventh consecutive year of dividend increases for United shareholders. United was also pleased to announce its plan to acquire Centra Financial Holdings, Inc. with assets of $1.4 billion. Centra has the #1 market share in Morgantown, West Virginia, which is the home of West Virginia University, and clearly is one of the best markets in the State. Centra also adds to the Hagerstown-Martinsburg, MD-WV MSA and provides entry into the Pittsburgh, PA MSA.”

As previously reported in a Form 8-K, United recovered funds from its insurance carrier in the amount of $15.0 million during the fourth quarter of 2010 related to claims it made under its insurance policies for losses United incurred as a result of fraudulent loans previously charged-off in 2009. The $15.0 million of insurance proceeds were recorded as a recovery within United’s allowance for loan losses which resulted in a negative provision for credit losses expense of $5.6 million for the fourth quarter of 2010 and a provision for credit losses expense of $13.8 million for the year of 2010. Also, the results for the fourth quarter and year of 2010 included noncash, before-tax, other-than-temporary impairment charges of $5.4 million and $9.8 million, respectively, on certain investment securities. The results for the year of 2010 included before-tax, net gains of $2.0 million on the sale of investment securities.

United Bankshares, Inc. Announces...

January 25, 2011

Page Two

Earnings for the fourth quarter of 2009 were $17.4 million or $0.40 per diluted share while earnings for the year of 2009 were $67.3 million or $1.55 per diluted share. Results for the fourth quarter and year of 2009 included noncash, before-tax, other-than-temporary impairment charges of $2.8 million and $15.0 million on certain investment securities, respectively. In addition, results for the year of 2009 included a credit loss provision of $17.6 million for three loans with fraudulent collateral made to three affiliated companies of a commercial customer and an additional expense of $3.6 million for a special FDIC assessment. All of these expense amounts were before-taxes. Results for the year of 2009 also included an income tax benefit of $11.5 million associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination as well as an additional positive tax adjustment of $568 thousand due to the expiration of the statute of limitations for examinations of certain years.

United’s annualized returns on average assets and average equity were 0.87% and 8.92%, respectively, for the fourth quarter of 2009. Returns on average assets and average equity were 0.85% and 8.81%, respectively, for the year of 2009.

United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.28% at December 31, 2010 compares favorably to the most recently reported percentage of 4.26% at September 30, 2010 for United’s Federal Reserve peer group. At December 31, 2010, nonperforming loans were $67.2 million, down $5.0 million or 7% from nonperforming loans of $72.3 million or 1.26% of loans, net of unearned income at December 31, 2009. As of December 31, 2010, the allowance for loan losses was $73.0 million or 1.39% of loans, net of unearned income, as compared to $67.9 million or 1.18% of loans, net of unearned income at December 31, 2009. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 108.6% and 93.9% at December 31, 2010 and December 31, 2009, respectively. The coverage ratio for United’s Federal Reserve peer group was 71.0% at September 30, 2010. Total nonperforming assets of $112.0 million, including OREO of $44.8 million at December 31, 2010, represented 1.57% of total assets which also compares favorably to the most recently reported percentage of 3.58% at September 30, 2010 for United’s Federal Reserve peer group.

Tax-equivalent net interest income for the fourth quarter of 2010 was $60.0 million, a decrease of $3.7 million or 6% from the fourth quarter of 2009. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $538.3 million or 8% from the fourth quarter of 2009. Average net loans declined $465.2 million or 8% for the fourth quarter of 2010 while average investments decreased $213.7 million or 20% due mainly to maturities and calls of securities which were not fully reinvested from the fourth quarter of 2009. However, average short-term investments increased $140.6 million to mitigate some of the decline in average earning assets as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. The average yield on earning assets declined 32 basis points for the fourth quarter of 2010 as compared to the same quarter in 2009. Partially offsetting the decreases to tax-equivalent net interest income was a decrease of 42 basis points in the fourth quarter of 2010 average cost of funds. The net interest margin for the fourth quarter of 2010 was 3.62%, which was an increase of 7 basis points from a net interest margin of 3.55% for the fourth quarter of 2009.

United Bankshares, Inc. Announces...

January 25, 2011

Page Three

Tax-equivalent net interest income for the year of 2010 was $244.1 million, a decrease of $12.6 million or 5% from the year of 2009. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $448.8 million or 6% for the year of 2010. Average net loans declined $423.1 million or 7% for the year of 2010 while average investments decreased $259.2 million or 22% due mainly to maturities and calls of securities which were not fully reinvested from the year of 2009. Average short-term investments increased $233.6 million as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. The average yield on earning assets declined 36 basis points for the year of 2010 as compared to the year of 2009. Partially offsetting the decreases to tax-equivalent net interest income was a decrease of 45 basis points in the year of 2010 average cost of funds. The net interest margin for the year of 2010 was 3.64%, up 5 basis points from a net interest margin of 3.59% for the year of 2009.

On a linked-quarter basis, United’s tax-equivalent net interest income for the fourth quarter of 2010 was relatively flat from the third quarter of 2010, declining $450 thousand or less than 1%. This slight decline was due mainly to a decrease of $91.4 million or 1% in average earning assets. Average net loans decreased $77.6 million or 1% while average investments declined $38.0 million or 4% for the quarter. Average short-term investments increased $24.1 million to partially offset the decline in average net loans and investments. The fourth quarter of 2010 average yield on earning assets declined 10 basis points while the average cost of funds decreased 13 basis points from the third quarter of 2010 due in large part to the repayment of Federal Home Loan Bank (FHLB) advances. As previously reported, approximately $309.7 million of FHLB advances matured in December along with an interest rate swap associated with one of these advances. United used available excess cash to repay these advances. At the time of maturity, the $309.7 million of FHLB advances and the associated interest rate swap had an effective cost of 3.83%. The net interest margin of 3.62% for the fourth quarter of 2010 was an increase of 2 basis points from the net interest margin of 3.60% for the third quarter of 2010.

As previously mentioned, United recovered funds from its insurance carrier in the amount of $15.0 million during the fourth quarter of 2010 related to claims it made under its insurance policies for losses United incurred as a result of fraudulent loans previously charged-off in 2009. The $15.0 million of insurance proceeds were recorded as a recovery within United’s allowance for loan losses. As a result, a negative provision for credit losses expense of $5.6 million was recorded for the fourth quarter of 2010 and a provision for credit losses expense of $13.8 million was recorded for the year of 2010. For the fourth quarter and year of 2009, the provision for credit losses was $6.7 million and $46.1 million, respectively. Provision for credit losses expense for the year of 2009 included the previously mentioned provision of $17.6 million for fraudulent loans made to a commercial customer. Excluding the $15.0 million recovery in 2010 and the related $17.6 million charge-off in 2009, the provision for credit losses remained consistent as the provision for credit losses for 2010 and 2009 would have been $28.8 million and $28.5 million, respectively. The $15.0 million recovery on these loans in the fourth quarter of 2010 resulted in net recoveries of $7.9 million for the quarter as compared to net charge-offs of $6.4 million for the fourth quarter of 2009. Net charge-offs for the year of 2010 were $8.8 million as compared to net charge-offs of $39.7 million for the year of 2009. Net charge-offs for the year of 2009 included $17.6 million for fraudulent loans. On a linked-quarter basis, United’s provision for credit losses decreased $11.7 million from the third quarter of 2010 as net recoveries were $7.9 million for the fourth quarter of 2010 as compared to net charge-offs of $4.7 million for the third quarter of 2010.

United Bankshares, Inc. Announces...

January 25, 2011

Page Four

Noninterest income for the fourth quarter of 2010 was $13.4 million, which was a decrease of $851 thousand from the fourth quarter of 2009. Included in noninterest income for the fourth quarter of 2010 were noncash, before-tax, other-than-temporary impairment charges of $5.4 million on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $2.8 million on certain investment securities for the fourth quarter of 2009. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the fourth quarter of 2010 would have increased $1.9 million or 12% from the fourth quarter of 2009. This increase for the fourth quarter of 2010 was due primarily to increases of $866 thousand in fees from trust and brokerage services due to higher volume, $524 thousand in income from derivatives not in hedge relationships due to a change in the fair value, and $503 thousand in bankcard fees due to the sale of United’s merchant business. A similar amount of expense related to the change in the fair value of derivatives not in hedge relationships is included in other expense in the income statement. Partially offsetting these increases was a decrease in fees from deposit services of $384 thousand.

Noninterest income for the year of 2010 was $62.2 million, which was an increase of $8.2 million from the year of 2009. Included in noninterest income for the year of 2010 was a before-tax, net gain of $2.0 million on the sale of investment securities and noncash, before-tax, other-than-temporary impairment charges of $9.8 million on certain investment securities. Included in noninterest income for the year of 2009 was a before-tax, net gain of $315 thousand on the sale of investment securities and noncash, before-tax other-than-temporary impairment charges of $15.0 million on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have increased $1.3 million or 2%. This increase for the year of 2010 was due primarily to increases of $1.3 million in income from bank-owned life insurance policies due to an increase in the cash surrender values, $631 thousand in bankcard fees due to the sale of United’s merchant business, and $572 thousand in fees from trust and brokerage services due to higher volume. Partially offsetting these increases was a decrease of $1.1 million in fees from deposit services.

On a linked-quarter basis, noninterest income for the fourth quarter of 2010 decreased $2.3 million from the third quarter of 2010. Included in the results for the fourth quarter and third quarter of 2010 were noncash, before-tax, other-than-temporary impairment charges of $5.4 million and $1.9 million, respectively. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have increased $1.3 million or 8% on a linked-quarter basis due primarily to increases of $480 thousand in bankcard fees due to the sale of United’s merchant business, $474 thousand in fees from trust and brokerage services due to higher volume, and $415 thousand in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement. Partially offsetting these increases was a decrease of $317 thousand in fees from deposit services.

United Bankshares, Inc. Announces...

January 25, 2011

Page Five

Noninterest expense for the fourth quarter of 2010 was $49.4 million, which was an increase of $5.4 million or 12% from the fourth quarter of 2009. This increase was due mainly to increases of $3.1 million in other real estate owned (OREO) costs due mainly to declines in the fair values of OREO properties, $1.7 million in employee compensation due to higher commissions and incentives, $524 thousand in expense from derivatives not in hedge relationships due to a change in the fair value, $470 thousand for an anticipated litigation loss and $395 thousand in merger-related expenses for the recently announced agreement to acquire Centra Financial Holdings, Inc. (Centra). Partially offsetting these increases was a decrease in employee benefits expense of $956 thousand due mainly to a decline in the expense associated with United’s employee pension plan primarily as a result of an $11 million contribution made in the third quarter of 2009.

Noninterest expense for the year of 2010 was $182.2 million, an increase of $7.1 million or 4% from the year of 2009 due primarily to an increase of $5.6 million in OREO costs due mainly to declines in the fair values of OREO properties. Other increases include employee compensation of $1.7 million due to higher commissions and incentives, advertising expense of $887 thousand, loan collection expense of $794 thousand and FDIC insurance expense of $507 thousand due to higher premiums. Partially offsetting these increases was a decrease of $2.4 million in employee benefits expense due mainly to a decline in the expense associated with United’s employee pension plan primarily as a result of the $11 million contribution made in the third quarter of 2009.

On a linked-quarter basis, noninterest expense for the fourth quarter of 2010 increased $5.5 million or 12% from the third quarter of 2010 due primarily to increases of $2.9 million in other real estate owned (OREO) costs due mainly to declines in the fair values of OREO properties, $1.6 million in employee compensation due to higher commissions and incentives, $470 thousand for an anticipated litigation loss, $415 thousand in expense from derivatives not in hedge relationships due to a change in the fair value and $395 thousand in merger expenses related to the agreement to acquire Centra. Employee benefits expense declined $333 thousand due to lower pension costs as a result of a $9.1 million contribution made to United’s employee pension plan in the third quarter of 2010.

During the fourth quarter of 2010, United’s Board of Directors declared a cash dividend of $0.30 per share. The 2010 dividend of $1.20 per share represented the 37th consecutive year of dividend increases for United shareholders.

United Bankshares, with $7.2 billion in assets, presently has 112 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2010 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2010 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31 2010	December 31 2009	December 31 2010	December 31 2009
EARNINGS SUMMARY:
Interest income, taxable equivalent	$78,623	$90,813	$329,288	$377,044
Interest expense	18,647	27,159	85,196	120,374
Net interest income, taxable equivalent	59,976	63,654	244,092	256,670
Taxable equivalent adjustment	1,415	2,632	5,906	11,199
Net interest income	58,561	61,022	238,186	245,471
Provision for credit losses	(5,618)	6,719	13,773	46,065
Noninterest income	13,356	14,207	62,203	53,970
Noninterest expenses	49,375	43,941	182,212	175,127
Income taxes	8,870	7,125	32,457	10,951
Net income	$19,290	$17,444	$71,947	$67,298

PER COMMON SHARE:
Net income:
Basic	$0.44	$0.40	$1.65	$1.55
Diluted	0.44	0.40	1.65	1.55
Cash dividends	$0.30	$0.30	1.20	1.17
Book value			18.18	17.53
Closing market price			$29.20	$19.97
Common shares outstanding:
Actual at period end, net of treasury shares			43,621,635	43,437,738
Weighted average- basic	43,606,591	43,426,784	43,547,965	43,410,431
Weighted average- diluted	43,677,279	43,460,382	43,625,183	43,456,889

FINANCIAL RATIOS:
Return on average assets	1.03%	0.87%	0.95%	0.85%
Return on average shareholders’ equity	9.64%	8.92%	9.19%	8.81%
Average equity to average assets	10.69%	9.79%	10.39%	9.64%
Net interest margin	3.62%	3.55%	3.64%	3.59%

	December 31 2010	December 31 2009	December 31 2008	September 30 2010
PERIOD END BALANCES:
Assets	$7,155,719	$7,805,101	$8,102,091	$7,573,020
Earning assets	6,334,914	6,956,322	7,267,990	6,733,138
Loans, net of unearned income	5,260,326	5,736,809	6,014,155	5,324,018
Loans held for sale	6,869	5,284	868	1,788
Investment securities	794,715	966,920	1,291,822	890,988
Total deposits	5,713,534	5,971,100	5,647,954	5,698,383
Shareholders’ equity	793,012	761,550	736,712	784,627